Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

TIM LEYDEN NAMED CHIEF FINANCIAL OFFICER OF WESTERN DIGITAL

EFFECTIVE NOVEMBER 18; JIM MURPHY NAMED

PRESIDENT OF WD SUBSIDIARY

IRVINE, Calif. – Nov. 14, 2013 – Western Digital® Corp. (NASDAQ: WDC) today announced that Tim Leyden has been named chief financial officer, effective Nov. 18, and that Jim Murphy will succeed Leyden as president of the company’s WD subsidiary. Both executives are experienced leaders from within the Western Digital organization.

Leyden, 62, has served Western Digital for more than 23 years in a variety of leadership positions, including tenures as CFO from 2007 to 2010 and chief operating officer from 2010 to 2012. At the time of Western Digital’s acquisition of HGST in 2012, Leyden was named president of the WD subsidiary, leading that organization during a time of outstanding financial performance, operational excellence, and full recovery from the historic floods in Thailand. Leyden will succeed Wolfgang Nickl, who is resigning as CFO, effective Nov. 17, to join ASML in his native Europe.

Murphy, 54, has served as executive vice president of the WD subsidiary since 2008, responsible for storage products and worldwide sales, overseeing sales teams in all WD business units and geographies. WD’s revenue has grown significantly under his sales leadership since 2005. He joined the company from Read-Rite Corp., where he headed the worldwide sales and supply/demand organizations. Murphy began his career with IBM.

Tim Leyden Named Chief Financial Officer of Western Digital Effective November 18;

Jim Murphy Named President of WD Subsidiary

“These new roles for Tim Leyden and Jim Murphy reflect the depth and talent of the leadership team at Western Digital,” said Steve Milligan, president and chief executive officer. “We are fortunate to have a veteran executive like Tim lead the Western Digital finance organization at this important time in our history. His leadership experience and proven judgment skills in all aspects of our business will be invaluable as we continue to evolve the organization in the rapidly changing storage industry.”

“Similarly, we are pleased to have a successful and experienced leader like Jim Murphy take the helm of the WD subsidiary at a time when it is advancing strategies to address important opportunities in the overall growth of digital content, including storage in thin and light devices and in the Connected Life for consumers and small businesses, as well as continuing to deliver outstanding overall performance.”

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD, and the WD logos are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.